Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Choice Hotels International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (1)	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(r)	—	—	—	—	—

	Equity	Preferred Stock	Rule 457(r)	—	—	—	—	—

	Debt	Debt Securities	Rule 457(r)	—	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r). Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(2)

Also includes the registration of an indeterminate amount of debt securities, preferred stock or common stock that may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable debt securities, or preferred stock that provides for exercise or conversion into or purchase of such securities of Choice Hotels International, Inc. Separate consideration may or may not be received for any debt securities or any shares of preferred stock or common stock so issued upon conversion, exchange or redemption.